UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
_________________

Date of Report (Date of earliest event reported):  November 6, 2013

Alliqua, Inc.

(Exact Name of Registrant as Specified in its Charter)

Florida	000-29819	58-2349413
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2150 Cabot Boulevard West Langhorne, Pennsylvania	19047
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 702-8550

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry Into a Material Definitive Agreement.

As previously reported on a Current Report on Form 8-K filed with the Securities and Exchange Commission on October 28, 2013, on October 22, 2013, Alliqua, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Crossover Healthcare Fund, LLC (“Crossover”) pursuant to which the Company sold 250,000 shares of Series A Convertible Preferred Stock (the “Preferred Stock”) to Crossover and issued to Crossover a warrant to purchase up to 5,555,555 shares of common stock of the Company, par value $0.001 per share (the “Common Stock”), at an exercise price of $0.10 per share (the “$0.10 Warrant”), and a warrant to purchase up to 5,555,555 shares of Common Stock at any exercise price of $0.11 per share (the “$0.11 Warrant”) for an aggregate purchase price of $1,000,000, of which $250,000 had been funded.

On November 6, 2013, Crossover funded the remaining $750,000 of the Purchase Price. In addition, on November 6, 2013, the Company and Crossover entered into an amendment to the Purchase Agreement (the “Amendment”), pursuant to which the parties agreed to eliminate the Company’s obligation to issue the $0.11 Warrant to Crossover under the Agreement and Crossover forfeited its right to receive  the $0.11 Warrant under the Agreement. As a result of this Amendment, the Company only issued the $0.10 Warrant to Crossover under the Agreement.

The foregoing summary of the Amendment is not complete, and is qualified in its entirety by reference to the full text of the Amendment that is attached as an exhibit to this Current Report on Form 8-K. Readers should review the Amendment for a more complete understanding of its terms and conditions.

Item 3.02    Unregistered Sales of Equity Securities.

The information contained in “Item 1.01 – Entry Into a Material Definitive Agreement” is incorporated herein by reference.

Item 8.01    Other Events.

On November 12, 2013, the Company issued a press release announcing its agreement with Crossover.  A copy of that press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01    Financial Statements and Exhibits.

(d)         Exhibits

Exhibit Number	Description

10.1	Amendment to Securities Purchase Agreement, dated as of November 6, 2013, by and between Alliqua, Inc. and Crossover Healthcare Fund, LLC

99.1	Press Release of Alliqua, Inc., dated November 12, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIQUA, INC

Date November 12, 2013	By:	/s/ Brian Posner
Name Brian Posner
Title Chief Financial Officer